Exhibit 10.6

BCD SEMICONDUCTOR MANUFACTURING LIMITED

April 20, 2006

Jean Claude Zhang

Dear Jean Claude,

I am pleased to offer you employment as the Chief Financial Officer (the “CFO”) of BCD Semiconductor Manufacturing Limited (“BCD”). This offer letter sets forth the key terms of your employment with BCD.

Service as CFO

As CFO, you shall report to BCD’s Chief Executive Officer (the “CEO”), and your duties shall be commensurate with your position. Your principal place of employment shall be BCD’s corporate headquarters in Shanghai. While employed by BCD, you agree to devote all of your business time, attention, skills, and efforts to the business and affairs of BCD.

Compensation

As CFO, you initially shall be paid an annual salary of US$150,000, in accordance with BCD’s standard payroll practices, and you shall be eligible to participate in a performance bonus program with business objectives and bonus amounts set by the Board’s Compensation Committee. Actual distribution depends on the achievement of the business objectives. Your salary and performance bonus, and all other payments to you from BCD shall be subject to applicable tax withholding.

At the next Board meeting following the commencement of your employment, the Board shall grant you an option to purchase 400,000 Ordinary Shares (the “Shares”) of BCD (the “Option”). The Option shall vest in four increasing installments on each of the first four annual anniversaries of the commencement of your employment, subject to your continued service as CFO through each vesting date, as follows: 90,000 Shares on the first anniversary, 100,000 Shares on the second anniversary, 100,000 Shares on the third anniversary, and 110,000 Shares on the fourth anniversary. The exercise price of the Option will be set by the Compensation Committee on the date of grant.

Furthermore, you shall be eligible to participate in BCD’s standard employee benefits plans and programs, in accordance with the terms of those plans and programs, as they may exist from time to time.

Vacation

You will receive ten (10) days of paid vacation time each year, subject to BCD’s standard limitation on the number of accrued paid vacation days.

Relocation, Housing Allowance and Other Reimbursements

To ease your relocation, BCD will reimburse you up to US$6,000 for expenses incurred in connection with your move. Reimbursable expenses include economy-class airfare from Taiwan to Shanghai for you and your family and costs incurred in moving your household belongings. Reimbursement will be made to you upon presentation of receipts in accordance with BCD’s expense reimbursement practices.

During the time you are employed as BCD’s CFO, BCD will provide you with a housing allowance of RMB10,000 per month, less applicable withholding taxes. In addition, BCD will provide you educational stipend US$10,000 per year per child for your two children. In the event you cease to be BCD’s CFO, BCD will cease providing you with such housing allowance and educational stipend.

Other

You will disclose any board of director positions you hold prior to the employment with BCD and intend to continue to hold. You would not be precluded to continue to hold these directorships provided there is no conflict of interest to BCD. You are required to obtain approval by BCD prior to serving on the boards of directors of other entities during your employment with BCD.

If you have any questions, please do not hesitate to contact me. To indicate your acceptance of this offer and the terms of employment set forth in this offer letter, please sign below and return a copy to me by April 28, 2006. This offer is contingent on you commencing employment before July 1, 2006.

The BCD Company is very excited about you joining us, and we are confident we will provide an outstanding opportunity for you to continue the development of your professional career. We look forward to your future successes on behalf of BCD.

Sincerely,

/s/ Tung-Yi Chan
Tung-Yi Chan
Chief Executive Officer
BCD Semiconductor Manufacturing Limited

I agree to the terms of employment as set forth above. I understand that the terms above are the sole understanding between me and BCD regarding my employment with BCD.

Date
[Your Signature]